UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 10, 2016

Onconova Therapeutics, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-36020	22-3627252
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

375 Pheasant Run
Newtown, PA 18940
(267) 759-3680

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.             Costs Associated with Exit or Disposal Activities.

The information set forth under Item 5.02 below is incorporated into this Item 2.05 by reference.

Item 3.01.             Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 10, 2016, Onconova Therapeutics, Inc. (the “Company”) received written notice from The NASDAQ Stock Market (“NASDAQ”) indicating that the Company is not in compliance with the $1.00 minimum bid price requirement for continued listing on the NASDAQ Capital Market, as set forth in Listing Rule 5550(a)(2). The notice has no immediate effect on the listing of the Company’s common stock, and its common stock will continue to trade on the NASDAQ Capital Market under the symbol “ONTX” at this time.

In accordance with Listing Rule 5810(c)(3)(A), the Company has a period of 180 calendar days, or until August 8, 2016, to regain compliance with the minimum bid price requirement. To regain compliance, the closing bid price of the Company’s common stock must meet or exceed $1.00 per share for at least ten consecutive business days during this 180-day period.

If the Company is not in compliance by August 8, 2016, the Company may be afforded a second 180 calendar day period to regain compliance. To qualify, the Company would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for the NASDAQ Capital Market, except for the minimum bid price requirement. In addition, the Company would be required to notify NASDAQ of its intent to cure the minimum bid price deficiency by implementing a reverse stock split if necessary.

If the Company does not regain compliance within the allotted compliance period(s), including any extensions that may be granted by NASDAQ, NASDAQ will provide notice that the Company’s common stock will be subject to delisting. The Company would then be entitled to appeal the NASDAQ Staff’s determination to a NASDAQ Listing Qualifications Panel and request a hearing.

The Company intends to monitor the closing bid price of the Company’s common stock and consider its available options to resolve the noncompliance with the minimum bid price requirement. No determination regarding the Company’s response has been made at this time. There can be no assurance that the Company will be able to regain compliance with the minimum bid price requirement or will otherwise be in compliance with other NASDAQ listing criteria.

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2016, the Company communicated to certain employees its plan of termination to reduce a number of positions effective as of February 12, 2016, as part of its ongoing commitment to reduce costs and conserve cash. The Company estimates the net reduction to be approximately 6 employees, which represents approximately 17 percent of its workforce.  Affected employees are being offered severance pay in accordance with Company policy or, if applicable, their employment agreements.

As part of the workforce reduction, Ajay Bansal, the Company’s Chief Financial Officer, and Thomas McKearn, M.D., Ph.D., the Company’s President, Research & Development, were notified that their employment with the Company was terminated. Mr. Bansal and Dr. McKearn each depart in good standing with the Company.  Each of Mr. Bansal and Dr. McKearn will receive severance benefits consistent with a termination “without cause” pursuant to his employment agreement and the Company has agreed to extend the post-termination exercise period of their outstanding option awards until February 12, 2018, in consideration for a customary general release.

As a result of the workforce reduction, the Company estimates that it will record in the first quarter of 2016, a one-time severance-related charge totaling approximately $2.8 million, which includes a non-cash charge of approximately $1.6 million related to the accelerated vesting of the outstanding stock options for certain of the affected employees. The severance-related charge that the Company expects to incur in connection with the workforce reduction is subject to a number of assumptions, and actual results may differ materially. The Company may also incur other charges or cash expenditures not currently contemplated due to events that may occur as a result of, or associated with, the workforce reduction.

On February 12, 2016, the Company also entered into a letter agreement (the “Letter Agreement”) with Ramesh Kumar, Ph.D, the Company’s Chief Executive Officer, pursuant to which Dr. Kumar has agreed to a voluntary reduction in his base salary from $543,375 to $407,531, to be retroactively effective as of January 1, 2016.  The Letter Agreement also provides that for purposes of severance and other benefits calculated based upon base salary, Dr. Kumar’s base salary shall be deemed to remain at $543,375.

The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by the full text of the Letter Agreement, which is filed as Exhibit 10.2 hereto and incorporated herein by reference.

As a result of the termination of the Company’s Chief Financial Officer, Mark Guerin, the Company’s Vice President — Financial Planning & Accounting, and Chief Accounting Officer, will fill the role of principal financial officer and will also remain the Company’s principal accounting officer.  Mr. Guerin, age 47, has served as Vice President — Financial Planning & Accounting, and Chief Accounting Officer since May 2014, and as Vice President — Financial Planning & Accounting from September 2013 to May 2014.  Between January 2012 and September 2013, Mr. Guerin was self-employed as a financial and accounting consultant.  For more than six years, through December 2011, Mr. Guerin was employed by CardioKine, Inc., serving as Chief Financial Officer from mid-2009 through December 2011.

The Company and Mr. Guerin are parties to an employment agreement dated July 1, 2015 (the “Employment Agreement”).  The Employment Agreement provides for an initial base salary of $243,165 and eligibility for an annual target bonus equal to 25 percent of his base salary, the actual amount of which is based on the achievement of certain individual and Company based performance goals. The bonus may be paid in the form of cash, stock options, shares of the Company’s stock, or a combination thereof, at the discretion of the Company’s compensation committee.

Mr. Guerin is entitled to participate in all of the Company’s employee benefit plans and programs that are generally available from time to time to the Company’s executive officers and is entitled to vacation benefits.  His Employment Agreement contains non-solicitation, non-competition, confidentiality and inventions assignment provisions that, among other things, prevent him from competing with the Company during the term of his employment and for a specific time thereafter.

If Mr. Guerin’s employment is terminated due to his death, disability, by the Company for cause or by Mr. Guerin without good reason, the Company would pay to Mr. Guerin, his spouse or estate the balance of his accrued and unpaid salary, unreimbursed expenses, and unused accrued vacation time through his termination date.  If his employment is terminated by the Company without cause or by the executive for good reason, Mr. Guerin would be entitled to the following: (i) payment of any earned and unpaid bonus for the fiscal year ended immediately prior to his termination date; (ii) monthly severance payments for the duration of the Severance Period (defined below) equal to one-twelfth of the sum of his then current base salary and target bonus; (iii) the vesting of all outstanding and unvested options; and (iv) reimbursement for the employer’s portion of the applicable premium payable for continuation of health plan coverage for the duration of the Severance Period.  The “Change in Control Protection Period” means the twelve months following a Change in Control. The “Severance Period” the nine months (twelve months, if his termination date occurs during a Change in Control Protection Period) following the executive’s termination date.  Severance payments made during a Change in Control Protection Period are made as a single payment, rather than monthly payments.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by the full text of the Employment Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

This Current Report on Form 8-K contains forward-looking statements, including, without limitation, statements related to the estimated cash expenditures associated with one-time termination benefits. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management. Management believes that these forward-looking statements are reasonable as and when made. However, you should not place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results, events and developments to differ materially from the Company’s historical experience and its present expectations or projections. These risks and uncertainties include, but are not limited to, those described above and in “Item 1A. Risk Factors” and elsewhere in the Company’s Annual Report on Form 10-K and those described from time to time in other reports which the Company files with the Securities and Exchange Commission.

Item 9.01.             Financial Statements and Exhibits.

(d) Exhibits.

10.1                        Employment Agreement, dated as of July 1, 2015, between Onconova Therapeutics, Inc. and Mark Guerin

10.2                        Letter Agreement, dated February 12, 2016, between Onconova Therapeutics, Inc. and Ramesh Kumar, Ph.D.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 17, 2016	Onconova Therapeutics, Inc.

	By:	/s/ Ramesh Kumar, Ph.D.
		Name:	Ramesh Kumar, Ph.D.
		Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Employment Agreement, dated as of July 1, 2015, between Onconova Therapeutics, Inc. and Mark Guerin

10.2	Letter Agreement, dated February 12, 2016, between Onconova Therapeutics, Inc. and Ramesh Kumar, Ph.D.